EXHIBIT 5.3

August 29, 2008

VIA FEDERAL EXPRESS

Ply Gem Industries, Inc.
5020 Weston Parkway, Suite 400
Cary, NC 27513

Re:           Ply Gem Industries, Inc. – $700,000,000 11.75% Senior Secured Notes Due 2013
Our File No. G2869-171

Ladies and Gentlemen:

We have acted as special counsel in the State of Ohio (“State”) to Great Lakes Window, Inc., an Ohio corporation, and Alcoa Home Exteriors, Inc., an Ohio corporation (each a “Company” and collectively, the “Companies”) in connection with the Registration Statement on Form S-4 (“Registration Statement”) of Ply Gem Industries, Inc., a Delaware corporation (“Parent”), and Ply Gem Holdings, Inc., the Companies, and each of the Additional Registrants named in the Registration Statement, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder.  The Registration Statement relates to the registration under the Act of the Parent’s $700,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2013 (“Exchange Notes”) and the guarantees of the Exchange Notes (collectively, the “Guarantees” and each a “Guarantee”) by the Guarantors, as named in the Registration Statement (the Registration Statement and the Guarantees by the Companies are referred to collectively hereinafter as the “Documents”).  You have asked us to furnish our opinion as to the organization and qualification of each Company and as to the enforceability against each Company of the Guarantee executed by such Company of the Exchange Notes.

In addition to the Registration Agreement, in rendering our Opinion we have reviewed and relied upon: (a) the certificate of the Secretary of the Companies dated and delivered as of even date herewith (“Officer Certificate”); and (b) such other certificates, documents, and records as we have deemed relevant to our opinions and the factual assumptions underlying the legal conclusions set forth herein.

I.  ASSUMPTIONS

The opinions rendered in this letter are based upon the following assumptions, together with such additional assumptions and qualifications as may be more specifically set forth in other sections of this letter (collectively, “Assumptions”).

1.
All signatures on all original documents are genuine and authentic.  All documents that were submitted to us as originals are authentic, true, accurate and complete.  All documents that were submitted to us as certified or photographic copies conform to the original documents, which are themselves authentic, true, accurate and complete.

2.
All certificates (including the Officer’s Certificate) and other statements, documents and records reviewed by us are accurate and complete, and all representations, warranties, schedules and exhibits contained in the Registration Statement, with respect to the factual matters set forth therein, are accurate and complete.

3.	Each natural person executing a Document is legally competent to do so, and all such signatures are genuine.

4.	The Registration Statement and the Guarantees of the Companies have been executed and delivered in the form reviewed by us.

II.  OPINION

Subject to the foregoing Assumptions and the Limitations set forth below, it is our opinion that:

1.	Each Company (a) is an Ohio corporation, duly organized and validly existing and in good standing under the laws of the State, and (b) is qualified to do business and is in good standing in the State.

2.
Each Company has all requisite corporate or other power and authority to execute, deliver and perform all of its obligations under the Guarantee to which it is a party, and the execution and delivery of the respective Guarantee by each Company and the performance of their obligations thereunder have been duly and validly authorized by all requisite action of the governing authority of each Company.

3.
The issuance, execution and delivery of the Guarantees by each Company and the performance of their respective obligations thereunder will not result in a violation of such Company’s respective Organizational Documents or any law of the State of Ohio.

III.  LIMITATIONS

The foregoing opinion is subject to the following exceptions and limitations (collectively, “Limitations”):

1.
The enforcement and enforceability of the Guarantees and of the rights and remedies set forth therein are subject to established and evolving principles of equity (whether applied by a court of law or equity), commercial reasonableness, conscienability, good faith and fair dealing and to the limitations imposed by applicable law on: (i) the exercise and availability of remedies and defenses; (ii) the enforceability of purported waivers of rights and defenses; and (iii) the availability of equitable remedies and defenses generally.

2.
Our opinions above relating to the existence and good standing of the Companies under the laws of the State of Ohio are based solely on the Good Standing Certificate issued by the Ohio Secretary of State dated August 25, 2008.

3.
The opinions expressed in this opinion letter are limited to the laws of the State of Ohio and the federal laws of the United States of America, and we assume no responsibility as to the applicability or the effect of any other laws.  No opinion is expressed herein with respect to any laws of any county, city or other political subdivision of the State of Ohio.

4.
Our opinions set forth in this opinion letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

The Opinion expressed herein is rendered in connection with the issuance by Parent of the Exchange Notes and for the sole purpose of serving as an Exhibit to the Registration Statement on Form S-4 and is to be read and relied upon only in connection therewith.

Very truly yours,

/s/Marshall & Melhorn, LLC
Marshall & Melhorn, LLC